Exhibit 10.2




                                                SUMMARY
                                                REPORT
                                                BEE URANIUM PROPERTY

                                                Harrison Hot Spring, BC

                                                November 2011

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

EXECUTIVE SUMMARY                                                              3

1.0      INTRODUCTION                                                          4

          1.1     TERMS OF REFERENCE                                           4

          1.2     LOCATION AND ACCESS                                          5

          1.3     TOPOGRAPHY, CLIMATE, VEGETATION                              6

          1.4     PROPERTY STATUS                                              7

          1.5     PREVIOUS WORK                                                7

 2.0      GEOLOGY                                                              7

          2.1     REGIONAL GEOLOGY                                             7

          2.2     PROPERTY GEOLOGY                                             7

 3.0      CONCLUSIONS AND RECOMMENDATIONS                                     10

 4.0      REFERENCES                                                          11

FIGURES

1. BEE URANIUM PROPERTY BC LOCATION MAP                                        4

2. BEE URANIUM PROPERTY REGIONAL LOCATION MAP                                  5

3. BEE URANIUM PROPERTY MAP                                                    6

4. BEE URANIUM GEOLOGY MAP                                                     8

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EXECUTIVE SUMMARY

1. The Bee Uranium Property (Minfile 092HSW110) is mainly underlain by intrusive rocks of the Oligocene (Tertiary) age Chilliwack Batholith. The property covers the contact between Upper Jurassic Kent Formation sediments and hornblende granodiorite of the Chilliwack Batholith.

2. Radioactive pegmatite occurs in silicified hornblende granodiorite, containing a uranium mineral, likely uraninite or uraniferous magnetite. Chalcopyrite and malachite are also found in the mineralized zone. Cobalt occurs as coatings of erythrite (cobalt bloom), the primary mineral, possibly cobaltite, is unknown.

3. A geochemical soil anomaly in the vicinity of the main showing can be followed for 50 to 150 metres in an east-west direction, indicating further extensions to the known mineralization.

4. A proposed work program includes construction of a control grid, geological mapping and rock sampling, a soil and silt geochemical sampling program, IP and radiometric geophysical surveys, and trenching. Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources.

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1.0 INTRODUCTION

1.1 TERMS OF REFERENCE

This summary report is a compilation of geological data currently available regarding the Bee Uranium Property, located approximately 3 kilometres southwest of the resort town of Harrison Lake, B.C. Historical information from Laird Exploration Ltd. files, the BC Department of Mines, the Geological Survey of Canada and other sources has been reviewed and used where pertinent.


                     [MAP SHOWING PROPERTY BC LOCATION]



                   FIG. 1 BEE URANIUM PROPERTY BC LOCATION MAP


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1.2 LOCATION AND ACCESS

The property is located on the lower, east slope of Mount Agassiz, to the west of Miami Creek. Easy access to the property is provided from the nearby town of Harrison Hot Springs.

Access is gained by traveling approximately 3 kilometres south from Harrison Hot Springs along Highway No. 9. At this point, a powerline road is traveled for approximately 800 metres west from Highway 9 to Miami Creek. The Bee showing area is easily accessed from this point, lying at an elevation of 150 metres, immediately west of Miami Creek.

The Bee mineral claim lies within the New Westminster Mining Division at 49(0) 16.5' north latitude and 121(0) 48' west longitude.


                    [MAP SHOWING PROPERTY REGIONAL LOCATION]



                FIG. 2 BEE URANIUM PROPERTY REGIONAL LOCATION MAP

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1.3 TOPOGRAPHY, CLIMATE, VEGETATION

The property is found near the southern tip of the Pacific Ranges, which is a physiographic subdivision of the Coast Mountains. The slopes of Mount Agassiz are steep and rugged, with numerous rock bluffs.

The current mineral property occupies the steep easterly slopes of Mt. Agassiz, ranging from about 600 metres elevation on Mt. Agassiz to about 50 metres along Miami Creek. The Bee mineral showing is at 150 metres elevation, near the base of Mt. Agassiz.

The mineral property is covered by coniferous forest consisting of fir, cedar and hemlock. Swampy brush is found along the sides of Miami Creek. The climate is moderate with warm summers and cool rainy winters.


                       [MAP SHOWING BEE URANIUM PROPERTY]



                         FIG. 3 BEE URANIUM PROPERTY MAP

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1.4 PROPERTY STATUS

The Bee Property comprises one mineral claim containing 6 cell claim units totaling 126.45 hectares:

     BC Tenure #        Work Due Date        Cells      Total Area (Hectares)
     -----------        -------------        -----      ---------------------
       928770            Nov. 9, 2012          6               126.45

1.5 PREVIOUS WORK

Other than radiometric, mapping and geochemical surveys carried out in 1978, there is very little documented information pertaining to the Bee mineral showing. Some hand trenching and blasting had been carried out at some time in the past, but there are no references to this work.

In 1978, an exploration program consisting of geologic mapping, radiometric surveys and soil sampling was carried out to locate potential areas of uranium mineralization, in proximity to the Bee mineral showing area. This exploration work was carried out on behalf of Jet-Star Resources Ltd. of Vancouver, British Columbia.

2.0 GEOLOGY

2.1 REGIONAL GEOLOGY

The Bee occurrence area is underlain by Lower-Middle Jurassic Harrison Lake Formation rocks comprised of intermediate to acidic flows and pyroclastics, and the Upper Jurassic Kent Formation conglomerate, chert and tuffs. These rocks are intruded by the Oligocene Chilliwack Batholith. The property covers the contact between Kent Formation conglomerate and hornblende granodiorite of the Chilliwack Batholith.

2.2 PROPERTY GEOLOGY

The main area of interest on the property is an outcropping of siliceous pegmatitic rock composed mainly of white to clear quartz enveloping subhedral crystals of potash feldspar (up to 8 cms long) and fragments of granodiorite host rock. The outcrop is approximately 6 metres in diameter with lightly altered hornblende-biotite host rock to the west and north. A light dusting of sericite is evident in the granodiorite and to a greater degree in the pegmatite.

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                [MAP SHOWING GEOLOGY OF THE BEE URANIUM PROPERTY]






                 FIG. 4 GEOLOGY MAP OF THE BEE URANIUM PROPERTY


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Significant  northwest  trending  fault zones are evident as fault scarps in the immediate area. Faulting and to a lesser degree fracturing at 005(0) and 340(0) is indicated adjacent to the mineral zone.

Mineralization is predominantly within the pegmatite or coarse-grained granitic extrusion. An unidentified uranium mineral, possibly uraninite or uraniferous magnetite occurs as sporadic fine disseminated black crystals in association with clusters of fine-grained pyrite. A greenish yellow secondary mineral, possibly phosphuranylite is also evident through the rock matrix.

Occasional patches of chalcopyrite with splashes of malachite and erythrite (cobalt bloom) occur sporadically within the zone. Pale purplish fluorite is present in association with the quartz.

A two-metre chip sample across a portion of the mineral zone assayed 0.020 % uranium oxide or 0.18 Kg per tonne.

The results of the radiometric and soil sampling surveys were inconclusive. The radiometric survey indicated that the Bee showing is quite localized, however a 145-sample geochemical soil survey showed an anomaly of higher than average uranium values extending along an east-west trend for a minimum length of 50 metres to a maximum of 150 metres.

There is potential in this geological environment to form a sandstone- hosted uranium deposit in sediments of the Kent Formation similar to the large deposits in the Athabaska Basin, Saskatchewan. The mineral associations are also similar to Olympic-Dam style mineralization. Neither model type has been explored for in this area, an exploration program should test the potential of these geological models.

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3.0 CONCLUSIONS AND RECOMMENDATIONS

The Bee Uranium Property contains mineralization that is classified as a Rare Element Pegmatite. Economic deposits of this type are not recognized in British Columbia; however they can be considered important sources of the rare elements niobium and yttrium. It is yet uncertain what potential exists for locating economic levels of uranium on the Bee property.

A proposed work program includes construction of a control grid, geological mapping and rock sampling of surface showings, a soil and silt geochemical sampling program, IP and radiometric geophysical survey, and rock trenching. Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources.

The anticipated costs of this development are presented in three results-contingent stages.

PHASE 1

Reconnaissance geological mapping, prospecting and rock sampling.    $ 25,000.00

PHASE 2

Detailed geological mapping and rock sampling, grid construction, soil and silt geochemical survey, IP survey, establish drill and trenching targets.
                                                                     $100,000.00
PHASE 3

1000 meters of diamond drilling including geological
supervision, assays, report and other ancillary costs.               $175,000.00
                                                                     -----------
TOTAL                                                                $300,000.00
                                                                     ===========


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4.0 REFERENCES

Laird,   James,  Laird  Explorations  Ltd.  Prospector  and  Mining  Exploration
Contractor for more than 25 years, provided prospecting notes on the geology and exploration.

Mark, David G. (1978)
Geophysical Report on a Radiometric Survey, Bee Claim Group, Harrison Lake Area, Geotronics Surveys Ltd.

Mark, David G, (1978)
Geochemical Report on a Soil Sampling Survey, Bee Claim Group, Harrison Lake Area, Geotronics Surveys Ltd. for Jet-Star Resources Ltd. Assessment Report 6790

Monger, J.W.H. (1970)
Hope Map-Area, West Half, British Columbia
Geological Survey of Canada, Paper 69-47

Monger, J.W.H. (1989)
Geology, Hope, British Columbia
Geological survey of Canada, Map 41-1989

Sookochoff, L. (1977)
Geological Report on the Bee Property for Jet-Star Resources Ltd.

Sookochoff, L. (1978)
Geological Report on the Bee Property for Jet-Star Resources Ltd.

Thomson, Gregory R., Geoscientist & Consulting Geologist of 25 years Provided notes and personal experience of mineral exploration and local geology gained while working in the Province of British Columbia

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